Exhibit 99.1

              OneSource Meets Guidance and Reports 12th
                 Consecutive Quarter of Profitability

    CONCORD, Mass.--(BUSINESS WIRE)--July 17, 2003--

    Board Approves Fourth Stock Repurchase Program

    OneSource Information Services, Inc. (NASDAQ: ONES), a leading provider of business information solutions, today announced financial results for the second quarter ended June 30, 2003.

Second Quarter Financial Performance

                                                      Q2    Q1    Q2
(In millions, except per share data and percentages) 2003  2003  2002
----------------------------------------------------------------------
Annualized Contract Value (ACV)                     $53.1 $54.3 $55.4
----------------------------------------------------------------------
Total Revenues                                      $14.4 $14.5 $14.4
----------------------------------------------------------------------
Gross Margin                                         67.8% 67.5% 69.0%
----------------------------------------------------------------------
Net Income                                           $0.7  $0.7  $1.0
----------------------------------------------------------------------
Net Income Per Diluted Share                        $0.06 $0.06 $0.08
----------------------------------------------------------------------

    Comments on the Second Quarter

    "The first half of 2003 has been a challenging period from a financial perspective as ACV has declined and earnings have been suppressed primarily due to our planned increase in spending. However, we met our financial guidance and increased our second quarter dollar-based renewal rate to 80% from 68% in the first quarter, bringing our year-to-date dollar-based renewal rate to 75%," stated Dan Schimmel, president and chief executive officer of OneSource. "Additionally, we closed the second quarter with a strong and growing pipeline of new and upgrade business. Interest in the OneSource Synergy Solutions offering has been particularly strong, and this pipeline positions us for an anticipated increase in ACV during the latter part of the year."
    OneSource added 39 new customers during the second quarter, including Global 5000 companies such as Citrix, Fujitsu Limited, Intel, Plumtree and Siemens Medical Solutions. Global 5000 customers that expanded their relationships with OneSource during the second quarter included ADP, Dupont, JD Edwards, Novartis and SAP.
    For the first six months of 2003, OneSource generated $6.5 million in cash from operations. The company ended the second quarter with $25.6 million in cash and cash equivalents and continued to execute on its third stock buyback program, repurchasing 307,400 shares of OneSource common stock in the second quarter. OneSource now has approximately $1.5 million remaining under this third stock buyback program to repurchase OneSource common stock. Given the strength of OneSource's balance sheet and its continued confidence in long-term business prospects, its board of directors has approved an additional $7.0 million to repurchase OneSource common stock under a fourth stock buyback program. Since the inception of the company's initial stock buyback program in 2001, OneSource has repurchased approximately 2.3 million shares, or $17.0 million of OneSource common stock.
    In the second quarter, OneSource announced significant enhancements to its U.S.-focused Business BrowserSM products for those organizations that sell to information technology (IT) departments in North America. The company added more than 30,000 IT executive contacts and 18,000 IT profiles with data licensed from Applied Computer Research. Using this information, sales and marketing professionals can gain insight into their prospects' IT infrastructure, enabling them to build target prospect lists and improve sales proposals. OneSource also announced the launch of Business Browser UK / Technology Edition, which provides detailed information on IT infrastructure and spending at approximately 25,000 UK organizations. In addition, users of the UK versions of the Business Browser product line can now access financial reports of more than two million companies filed at Companies House, an executive agency of the Department of Trade and Industry in the UK that registers and provides company information.

    Six-Month Financial Performance

    (In millions, except                   Ended        Ended
     per share data and                  June 30,     June 30,
     percentages)                           2003         2002
    ----------------------------------------------------------
    Total Revenues                         $28.9        $28.6
    ----------------------------------------------------------
    Gross Margin                            67.6%         69%
    ----------------------------------------------------------
    Net Income                              $1.4         $2.2
    ----------------------------------------------------------
    Net Income Per Diluted Share           $0.12        $0.17
    ----------------------------------------------------------
    Cash Flows from Operations              $6.5         $8.3
    ----------------------------------------------------------

    Business & Financial Outlook

    "Our goals for 2003 remain unchanged," Schimmel added. "We will continue to enhance the OneSource Business Browser and Synergy Solution offerings with new features, information sources, products and services. For instance, in the second quarter, we began migrating our underlying infrastructure from five separate databases onto one platform. We believe this new infrastructure will greatly increase the functionality and ease of use within our products. We also plan to introduce additional training and support programs for our customers in the months ahead. We believe this new platform and these initiatives will further increase renewal rates, spur new business and encourage larger revenue-generating contracts. And, as always, we remain committed to extending OneSource's record of quality, profitability and financial strength."
    OneSource undertakes no obligation to update the guidance below, which is subject to change. Please note that OneSource provides earnings guidance in accordance with Generally Accepted Accounting Principles (GAAP). As a result, the company's earnings guidance is based upon net income and net income per diluted share.
    OneSource's financial expectations for the third quarter and full year 2003, which are subject to change, are:

    Third Quarter 2003 Guidance

    --  ACV in the range of $51 million to $55 million as of September
        30, 2003.

    --  Revenues in the range of $13.7 million to $14.2 million.

    --  Net income per diluted share in the range of $0.04 to $0.06.

    Full Year 2003 Guidance

    --  ACV in the range of $55 million to $61 million as of December
        31, 2003.

    --  Revenues in the range of $57 million to $60 million.

    --  Net income per diluted share in the range of $0.23 to $0.28.

    -- Cash flow from operations in the range of $8 million to $11 million.

    Second Quarter Conference Call Reminder

    In conjunction with this news release, OneSource plans to Webcast its quarterly conference call at 11:00 a.m. ET today, July 17, 2003. On the call, OneSource President and Chief Executive Officer Dan Schimmel and Chief Financial Officer Roy Landon will discuss the company's financial results and expectations as well as its strategy for long-term growth. Investors interested in listening to the Webcast should log onto www.onesource.com at least 15 minutes prior to the event's broadcast. Select "Investors" to access the Webcast.

    About OneSource Information Services, Inc.

    OneSource, a recognized leader in business information solutions, delivers unparalleled company, executive, and industry intelligence that make business professionals more effective and productive in completing their critical daily tasks. OneSource(R) products and services support a company's vital business processes including serving their customers, finding and leveraging new opportunities, and managing suppliers and partners.
    OneSource combines and organizes content from over 2,500 information sources supplied by more than 30 world-class content providers creating an unequalled information resource encompassing corporate families, industries, executives, financials, news, analyst reports, and trade and business press articles. Using our Global Business TaxonomyTM system, OneSource links this in-depth information on over 1.7 million companies worldwide resulting in the most extensive company-linked repository of business information in the world.
    Users of OneSource products work faster, smarter, and more productively, whether leveraging OneSource business information through the Web-based OneSource Business Browser product line or through enterprise applications or portals integrated seamlessly via the OneSource AppLinkSM software development kit. To help customers link the OneSource Enhanced Information WarehouseTM repository into their preferred enterprise applications, OneSource provides consulting and integration services.
    OneSource is headquartered in Concord, MA, with offices located in North America, Europe, and the Pacific Rim. Product information is available at www.onesource.com. Customers include Bank One, Chubb, Citigroup, Cisco, Hewlett Packard, Deloitte & Touche, i2 Technologies, Orange, Royal & Sun Alliance, SAS Institute, and Sun Microsystems.
    OneSource, Business Browser, Global Business Taxonomy, AppLink, Enhanced Information Warehouse, Synergy and/or other OneSource product and service names referenced herein are either trademarks or service marks or registered trademarks or service marks of OneSource Information Services, Inc. or its subsidiaries in the United States and/or other countries. All other product and service names mentioned herein are trademarks or service marks of their respective owners.

    Safe Harbor Statement

    This news release contains certain forward-looking statements that are based on the current beliefs and expectations of OneSource's management, as well as assumptions made by, and information currently available to, OneSource's management. Such statements include, but are not limited to, those regarding OneSource's expectations for revenues, profitability, cash flow, and ACV for the third quarter and full year of 2003; sales resulting from the OneSource SynergySM Solutions pipeline; new and enhanced products and services; the implementation of new training and support programs; OneSource's ability to increase renewal rates, execute larger contracts, and remain profitable over the long-term; its plans to repurchase OneSource common stock under its third and fourth stock buyback programs; and its competitive position and market opportunities. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements, and OneSource's future results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Such risks include, but are not limited to, complementing the Business Browser product line with new products and services, which may divert management and technical attention and financial resources; OneSource's reliance on generating revenues from the Business Browser product line; political, economic, and business fluctuations in domestic and international markets; and competition in the business information services industry. In addition to the factors noted above, other risks, uncertainties, assumptions, and factors that could affect OneSource's financial results are described in OneSource's recent filings with the United States Securities and Exchange Commission including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

              OneSource Information Services, Inc.
           Condensed Consolidated Statement of Income
        (In thousands, except per share data, and unaudited)

                                      Three months      Six months
                                          ended            ended
                                         June 30,         June 30,
                                    ---------------- ----------------
                                       2003    2002     2003    2002
                                    ---------------- ----------------
Revenues:
   Web-based product                $13,837 $13,803  $27,934 $27,452
   CD Rom product and other             562     570      961   1,145
                                    ---------------- ----------------
       Total revenues                14,399  14,373   28,895  28,597
                                    ---------------- ----------------

Cost of revenues                      4,640   4,454    9,349   8,867
                                    ---------------- ----------------

Gross profit:
   Web-based product                  9,599   9,757   19,427  19,418
   CD Rom product and other             160     162      119     312
                                    ---------------- ----------------
       Total gross profit             9,759   9,919   19,546  19,730
                                    ---------------- ----------------

Operating expenses:
   Selling and marketing              4,350   4,189    8,794   7,912
   Platform and product development   2,630   2,741    5,321   5,394
   General and administrative         1,705   1,291    3,212   2,866
   Amortization of other intangible
    assets                               82     115      163     230
                                    ---------------- ----------------

       Total operating expenses       8,767   8,336   17,490  16,402
                                    ---------------- ----------------

       Income from operations           992   1,583    2,056   3,328

Interest income, net                    117     102      226     204
                                    ---------------- ----------------

       Income before provision for
        income taxes                  1,109   1,685    2,282   3,532

Provision for income taxes              422     642      856   1,307
                                    ---------------- ----------------

       Net income                      $687  $1,043   $1,426  $2,225
                                    ================ ================


Basic net income per share            $0.06   $0.09    $0.12   $0.19
Diluted net income per share          $0.06   $0.08    $0.12   $0.17

Weighted average common shares
 outstanding:
       Basic                         11,558  11,957   11,619  11,992
       Diluted                       11,883  12,620   12,000  12,752


              OneSource Information Services, Inc.
              Condensed Consolidated Balance Sheet
                  (In thousands and unaudited)
                                                       June   December
                                                        30,       31,
                                                       2003      2002
                                                    --------  --------
ASSETS
Cash and cash equivalents                          $ 25,563  $ 23,096
Accounts receivable, net                              9,349    16,499
Deferred subscription costs and other current
 assets                                               4,271     5,339
                                                    --------  --------
     Total current assets                            39,183    44,934

Property and equipment, net                           4,411     3,629
Goodwill and other intangible assets, net             5,499     5,662
Other assets, net                                     5,258     4,573
                                                    --------  --------

     Total assets                                  $ 54,351  $ 58,798
                                                    ========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt                  $    512  $      -
Accounts payable and accrued expenses                10,181    11,032
Deferred revenues                                    25,948    30,257
                                                    --------  --------
     Total current liabilities                       36,641    41,289
Long-term debt                                          897         -
                                                    --------  --------
     Total liabilities                               37,538    41,289
                                                    --------  --------


Stockholders' equity:
Common stock                                            133       133
Additional paid-in capital                           35,548    35,128
Accumulated deficit                                  (5,924)   (5,856)
Accumulated other comprehensive income                  583       437
Treasury stock, at cost                             (13,527)  (12,333)
                                                    --------  --------
     Total stockholders' equity                      16,813    17,509
                                                    --------  --------

     Total liabilities and stockholders' equity    $ 54,351  $ 58,798
                                                    ========  ========


             OneSource Information Services, Inc.
         Condensed Consolidated Statement Of Cash Flows
                    (In thousands and unaudited)
                                                      Six months ended
                                                           June 30,
                                                      ----------------
                                                         2003    2002
                                                       ------- -------
Cash flows relating to operating activities:
 Net income                                           $ 1,426 $ 2,225
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization                         1,544   1,621
  Amortization of other intangible assets                 163     230
  Amortization of unearned compensation relating to
     grants of stock options                             ----      49
  Tax benefits of stock options                           421     532
  Loss on disposal of fixed assets                         11    ----
  Changes in operating assets and liabilities           2,971   3,612
                                                       ------- -------
  Net cash provided by operating activities             6,536   8,269
                                                       ------- -------

Cash flows relating to investing activities:
 Proceeds from restricted time deposits                   603    ----
 Purchases of property and equipment                   (2,020)   (679)
 Capitalization of software development costs          (1,698)   (427)
                                                       ------- -------
  Net cash used by investing activities                (3,115) (1,106)
                                                       ------- -------
Cash flows relating to financing activities:
 Issuance of stock pursuant to stock options and
  employee stock purchase plan                            622     518
 Repurchase of common stock                            (3,310) (2,492)
 Proceeds from equipment line advance                   1,537    ----
 Repayment of equipment line                             (128)   ----
                                                       ------- -------
  Net cash used by financing activities                (1,279) (1,974)
                                                       ------- -------
Effect of exchange rate changes on cash and cash
 equivalents                                              325     194
                                                       ------- -------
Increase in cash and cash equivalents                   2,467   5,383
Cash and cash equivalents, beginning of year           23,096  18,162
                                                       ------- -------
Cash and cash equivalents, end of period              $25,563 $23,545
                                                       ======= =======

    CONTACT: Investor Contact:
             OneSource Information Services, Inc.
             Roy Landon, 978-318-4377
             Roy_Landon@onesource.com
                 or
             Media Contact:
             Sharon Merrill Associates, Inc.
             Jason Fredette, 617-542-5300
             jfredette@InvestorRelations.com